Exhibit 16

SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
2525 15th Street, Suite 3H
Denver, CO 80211
(303) 480-5037 FAX (303) 480-5038

April 14, 2009

United States Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N. W.
Washington D.C. 20549

Re: Zhaoheng Hydropower Company (formerly Certified Technologies Corporation)

Dear Sirs/Madams:

The undersigned Schumacher & Associates, Inc. previously acted as independent accountants to audit the financial statements of Certified Technologies Corporation. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Zhaoheng Hydropower Company's statements included under Item 9 of its Form 10-K for the fiscal year ended December 31, 2008, and we agree with such statements as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 10-K.

Very truly,

Schumacher & Associates, Inc.

Schumacher & Associates, Inc.